AMENDMENT NUMBER ONE
TO THE
INVESTMENT ADVISORY AGREEMENT
This Amendment Number One,
dated November 1, 2004, to the
Investment Advisory
Agreement dated May 31, 1997
(the Agreement) by and between Van Kampen
Corporate Bond Fund, a Delaware
statutory trust (the Fund, and Van Kampen Asset
Management (the Adviser, successor
in interest of Van Kampen Asset Management,
Inc.), a Delaware statutory trust,
hereby amends the terms and conditions of the
Agreement in the manner specified herein.
W I T N E S S E T H
WHEREAS, the Board of Trustees of the
Fund at a meeting held on September 23, 2004
has approved a change in the  investment
advisory fee payable by the Fund to the
Adviser; and
WHEREAS, the parties desire to amend
and restate Section 3 of the Agreement relating
to the  investment advisory fee.
NOW THEREFORE, in consideration of the
foregoing and the mutual covenants and
agreements hereinafter contained, the
parties hereby agree to amend the Agreement, as
follows: Section 3 of the Agreement is hereby
deleted in its entirety and replaced with the
following:
3. Compensation Payable to the Adviser.
 The Fund shall pay to the Adviser, as
compensation for the services rendered, facilities
furnished and expenses paid by the Adviser,
a monthly fee computed at the following
annual rate:
AVERAGE DAILY                  FEE AS A PERCENT PER ANNUM
NET ASSETS                     OF AVERAGE DAILY NET ASSETS
------------------             ---------------------------
First $500 million                      0.42%
Next $750 million                       0.35%
Over $1.25 billion                      0.22%

  Average daily net assets shall be
determined by taking the average of the net assets for each business day during a given calendar month calculated in the manner provided in the Fund's Declaration of Trust. Such fee shall be payable for each calendar month as soon as practicable after the end of that month.

  The fees payable to the Adviser by the
Fund pursuant to this Section 3 shall be reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the Adviser, or any other direct or indirect majority owned subsidiary of Van
Kampen Investments Inc., in connection
with the purchase and sale of portfolio
investments of the Fund, less any direct expenses incurred by such person, in connection with obtaining such commissions, fees, brokerage or similar payments. The Adviser shall use its best efforts to recapture all available tender offer solicitation fees and exchange offer fees in connection with the Funds portfolio transactions and shall advise the Trustees of any other commissions, fees, brokerage or similar payments which may be possible for the Adviser or any other direct or indirect majority owned subsidiary of Van Kampen Investments Inc. to receive in connection with Funds portfolio transactions or other arrangements which may benefit the Fund.

  In the event that the ordinary business
expenses of the Fund for any fiscal year should exceed 1.5% of the first $30 million of the Funds average daily net assets plus 1% of any excess over $30 million, the compensation due the Adviser for such fiscal year shall be reduced by the amount of such excess. The
Advisers compensation shall be so reduced by a reduction or a refund thereof, at the time such compensation is payable after the end of each calendar month during such fiscal year of the Fund, and if such amount should exceed such monthly compensation, the Adviser shall pay the Fund an amount sufficient to make up the deficiency, subject to readjustment during the Fund's fiscal year. For purposes of this paragraph, all ordinary business expenses of the Fund shall include the investment advisory fee and other operating expenses paid by the Fund except (i) for interest and taxes; (ii) brokerage commissions;
(iii) as a result of litigation in connection with a suit involving a claim for recovery by the Fund; (iv) as a result of litigation involving a defense against a liability asserted against the Fund, provided that, if the Adviser made the decision or took the actions which resulted in such claim, it acted in good faith without negligence or misconduct;
(v) any indemnification paid by the Fund to its officers and trustees and the Adviser in accordance with applicable state and federal laws as a result of such litigation; and (vi) amounts paid to Van Kampen Funds Inc., the distributor of the Funds shares, in connection with a distribution plan adopted by the Fund's Trustees pursuant to Rule 12b-1 under the Investment Company Act of 1940.

  If the Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

VAN KAMPEN CORPORATE BOND FUND

By:
   ---------------------------
    Ronald E. Robison
    Executive Vice President
    and Principal Executive Officer


VAN KAMPEN ASSET MANAGEMENT

By:
   ---------------------------
    Edward C. Wood, III
    Managing Director